                                                              CONFORMED COPY



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                   FORM 8-K/A-1

                                  CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



   Date of Report (date of earliest event reported):  July 10, 1996


                                TBC CORPORATION

        (Exact name of registrant as specified in its charter)


    DELAWARE                   0-11579             31-0600670
   (State or other          (Commission        (I.R.S. Employer
   jurisdiction of          File Number)      Identification No.)
   incorporation)


        4770 Hickory Hill Road
          Memphis, Tennessee                         38141
        (Address of principal                      (Zip Code)
          executive offices)


   Registrant's telephone number, including area code: (901)363-8030



                             Not Applicable
       (Former name or former address, if changed since last report)





          TBC Corporation ("TBC") filed with the Commission a Current
   Report on Form 8-K, dated July 10, 1996. At Item 7 of such Report, TBC indicated that it would file the required historical financial statements of the business acquired and pro forma financial information on or before September 23, 1996. Set forth below is Item 7 of such Report restated in its entirety to include the required financial statements and pro forma financial information, all of which are being filed with this Amendment.


   Item 7.   Financial Statements and Exhibits.

             (a)  Financial statements of business acquired.

                  See Financial Statement Index.

             (b)  Pro forma financial information.

                  See Financial Statement Index.

             (c)  Exhibits.

                  See Exhibit Index.




                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.



                                                     TBC CORPORATION
                                                     (Registrant)



   September 20, 1996            By:  /s/ Ronald E. McCollough
   (Date)                             Ronald E. McCollough
                                      Senior Vice President Operations
                                      and Treasurer











                            FINANCIAL STATEMENT INDEX
                                                                   Page

   Consolidated Balance Sheets of Big O Tires, Inc.
   at December 31, 1995 and 1994...........................         4

   Consolidated Statements of Income of Big O Tires, Inc.
   for the years ended December 31, 1995 and 1994..........         6

   Consolidated Statements of Shareholders' Equity
   of Big O Tires, Inc. for the years ended
   December 31, 1995 and 1994..............................         7

   Consolidated Statements of Cash Flows of Big O Tires,
   Inc. for the years ended December 31, 1995 and 1994.....         8

   Notes to Consolidated Financial Statements of
   Big O Tires, Inc. at and for the years ended
   December 31, 1995 and 1994..............................        10

   Report of Deloitte & Touche LLP on Consolidated
   Financial Statements of Big O Tires, Inc. at and
   for the years ended December 31, 1995 and 1994..........        25

   Unaudited Consolidated Balance Sheet of Big O Tires,
   Inc. at March 31, 1996..................................        26

   Unaudited Consolidated Statements of Income of
   Big O Tires, Inc. for the three months ended
   March 31, 1996 and 1995.................................        28

   Unaudited Consolidated Statements of Cash Flows of
   Big O Tires, Inc. for the three months ended
   March 31, 1996 and 1995.................................        29

   Notes to Unaudited Consolidated Financial Statements
   of Big O Tires, Inc. at March 31, 1996 and for the
   three months ended March 31, 1996 and 1995..............        31

   Unaudited Pro Forma Combined Condensed Balance Sheet
   of TBC Corporation and Big O Tires, Inc. as of
   March 31, 1996..........................................        37

   Notes to Unaudited Pro Forma Combined Condensed
   Balance Sheet of TBC Corporation and Big O Tires, Inc...        39

   Unaudited Pro Forma Combined Statement of Income
   of TBC Corporation and Big O Tires, Inc. for the
   year ended December 31, 1995............................        40

   Unaudited Pro Forma Combined Statement of Income
   of TBC Corporation and Big O Tires, Inc. for the
   three months ended March 31, 1996.......................        41

   Notes to Unaudited Pro Forma Combined Statements of
   Income of TBC Corporation and Big O Tires, Inc..........        42








                                BIG O TIRES, INC.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                 (In thousands)


                                     ASSETS
                                                            1995          1994


   CURRENT ASSETS:
         Cash and cash equivalents                        $ 1,094       $4,882
         Trade accounts receivable, net of
            allowance for doubtful accounts of
            $1,421 in 1995 and $835 in 1994                 9,255        8,165
         Other receivables                                    242        2,905
         Current portion of notes receivable                  515          733
         Inventories                                       13,249       14,219
         Retail stores under development                    4,861        2,169
         Deferred income taxes                              2,654        2,126
         Other current assets                                 769          688
              Total current assets                         32,639       35,887
   NOTES RECEIVABLE,
         net of current portion                             2,656        3,193

   PROPERTY, PLANT AND EQUIPMENT:
         Furniture and equipment                            7,427        6,021
         Buildings and leasehold improvements              11,194        7,413
         Land and land improvements                         2,971        1,574
                                                           21,592       15,008
         Less accumulated depreciation and amortization    (5,266)      (5,146)
                                                           16,326        9,862

   INTANGIBLE AND OTHER ASSETS:
         Distribution rights, net of accumulated
            amortization of $2,094 in 1995 and
            $1,816 in 1994                                  8,799        9,077
         Equity in joint ventures and unconsolidated
            subsidiaries                                      877        1,129
         Other                                              2,097        2,820
                                                           11,773       13,026

             TOTAL ASSETS                                 $63,394      $61,968


               - See notes to consolidated financial statements -






                                BIG O TIRES, INC.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                 (In thousands)


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                           1995         1994

   CURRENT LIABILITIES:
       Accounts payable                                    $1,882         $650
       Accrued payroll and benefits                         1,408        1,130
       Other accrued expenses                               1,283        1,355
       Warranty reserve                                     4,350        3,850
       Current portion of long-term debt                    1,639        2,033
       Current portion of capital lease obligations            36           33
             Total current liabilities                     10,598        9,051

   LONG-TERM DEBT,
       net of current portion                              13,729       15,739
   CAPITAL LEASE OBLIGATIONS,
       net of current portion                                 131          167

   OTHER LONG-TERM LIABILITIES                              1,337        1,433

   EMPLOYEE STOCK OWNERSHIP PLAN OBLIGATIONS                  192          449

   COMMITMENTS AND CONTINGENCIES


   SHAREHOLDERS' EQUITY:
       Common stock: $ .10 par value
         100,000,000 shares authorized,
         shares issued:  3,349,100 in 1995
         and 3,339,300 in 1994                                335          334
       Capital contributed in excess of par                15,544       15,418
       Retained earnings                                   21,962       20,419
                                                           37,841       36,171

     Less:  Employee stock ownership plan obligations        (192)        (449)
            Deferred stock grant compensation                (121)        (472)
            Treasury stock, at cost, 31,300 shares           (121)        (121)
                                                           37,407       35,129

          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $63,394      $61,968


               - See notes to consolidated financial statements -





                                BIG O TIRES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

              (In thousands except for share and per share amounts)

                                                        1995         1994

   SALES:
       Product and franchising                        $136,633     $ 127,678
       Real estate                                       5,489            --
                                                       142,122       127,678

   COST OF SALES:
       Product and franchising                         105,985        97,547
       Real estate                                       5,471            --
                                                       111,456        97,547

   GROSS PROFIT                                         30,666        30,131

   EXPENSES:
       Selling and administrative                       19,868        19,132
       Product delivery expense                          3,954         3,113
       Interest expense                                  1,441         1,465
       Loss on sale or closure of retail stores            547         1,106
       Shareholder proposal expense                      1,812           674
       Warehouse consolidation costs                       320            --
                                                        27,942        25,490

   INCOME BEFORE INCOME TAXES                            2,724         4,641

   PROVISION FOR INCOME TAXES:
       Current                                           1,709         2,311
       Deferred                                           (528)         (361)
                                                         1,181         1,950

   NET INCOME                                         $  1,543      $  2,691

   EARNINGS PER SHARE                                 $    .46      $    .80

   WEIGHTED AVERAGE
   SHARES OUTSTANDING                                3,377,429     3,347,892



               - See notes to consolidated financial statements -




                                            BIG O TIRES, INC.

                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                              FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                          ($ only in thousands)



                                                                                         Employee
                                                                 Capital                  Stock
                                                COMMON STOCK   Contributed              Ownership      Deferred     TREASURY  STOCK
                                           Number of            In Excess   Retained      Plan       Stock Grant   Number of
                                            Shares      Amount    of Par    Earnings   Obligations   Compensation   Shares   Amount

      BALANCE DECEMBER 31, 1993           3,274,900   $  327   $ 14,529   $ 17,728   $     (975)    $     -         31,300  $ (121)

      Net Income for 1994                                                    2,691
      Stock Issued as Compensation           33,700        4        516                                 (472)
      Stock Options Exercised                30,700        3        229
      Deferred Compensation under
       Discounted Stock Option Plan                                 144
      Employee Stock Ownership
       Plan Obligation                                                                      526

   BALANCE DECEMBER 31, 1994              3,339,300      334     15,418     20,419         (449)        (472)       31,300    (121)

      Net Income for 1995                                                    1,543
      Stock Options Exercised                15,000        2        138
      Restricted Stock Grants Canceled       (5,200)      (1)       (80)                                  81
      Deferred Compensation Recognized                                                                   270
      Deferred Compensation under
       Discounted Stock Option Plan                                  68
      Employee Stock Ownership
       Plan Obligation                                                                      257


   BALANCE DECEMBER 31, 1995              3,349,100   $  335   $ 15,544   $ 21,962   $     (192)     $  (121)       31,300   $(121)


                             -See notes to consolidated financial statements-







                                BIG O TIRES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                 (In thousands)

                                                           1995       1994


   CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                           $1,543       $2,691
     Adjustments to reconcile net income to net
         cash provided (used) by operating activities:
         Depreciation and amortization                     1,240        1,215
         Amortization of intangibles                         395          453
         Provision for losses on accounts and
            notes receivable                               1,272          356
         (Gain)/loss on sales and retirements
            of property and equipment                       (481)          37
         Loss on sale or closure of retail stores            315        1,106
         Equity in losses of affiliates                       40          250
         Deferred compensation under stock option plan
            and restricted stock grants                      338          224
         Deferred gain recognized                            (22)         (47)
         Deferred income taxes                              (528)        (361)
     Changes in assets and liabilities:
         Increase in receivables                            (167)      (4,446)
         (Increase) decrease in inventories                  993       (2,253)
         Increase in retail stores under development      (2,392)        (456)
         (Increase) decrease in other current assets         (81)         161
         (Increase) decrease in other assets                  (3)           9
         Increase (decrease) in accounts payable           1,232       (2,987)
         Increase in accrued expenses                        100           25
         Increase in warranty reserve                        500          596
         Decrease in other liabilities                      (283)        (258)
         Total adjustments                                 2,468       (6,376)

         NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES  4,011       (3,685)

   CASH FLOWS FROM INVESTING ACTIVITIES:
     Increase in notes receivable                           (139)        (650)
     Payments received on notes receivable                   647        1,170
     Proceeds from sales of notes receivable               1,014        2,962
     Equity investment in affiliates                         (87)        (187)
     Net cash provided by sales of retail stores              --          204
     Purchase of retail stores                              (141)        (410)
     Purchases of property and equipment                 (10,114)      (1,440)
     Proceeds from sales of property and equipment         3,649        1,183

         NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES (5,171)       2,832




               - See notes to consolidated financial statements -





                                BIG O TIRES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                 (In thousands)


                                                          1995         1994

   CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt             $2,650      $10,735
     Principal payments on long-term debt                 (5,385)      (6,106)
     Principal payments on capital
         lease obligations                                   (33)        (239)
     Proceeds from sale of common stock and
         stock options and warrants exercised, net           140          232

         NET CASH PROVIDED (USED)
         BY FINANCING ACTIVITIES                          (2,628)       4,622

   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS   (3,788)       3,769

   CASH AND CASH EQUIVALENTS
     AT BEGINNING OF YEAR                                  4,882        1,113

   CASH AND CASH EQUIVALENTS
     AT END OF YEAR                                       $1,094      $ 4,882


   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   Cash paid during the year for:
     Interest                                             $1,740      $ 1,446
     Income taxes                                          1,186        2,373

   SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING
   AND FINANCING ACTIVITIES:

     Accounts receivable transferred to long-
         term notes receivable and other assets           $  767      $   478
     Employee stock ownership plan obligations               257          526
     Inventories received in satisfaction of long-term
         notes receivable                                     --          454
     Common stock issued as unearned compensation             --          520
     Property and equipment purchased by issuance of
         long-term debt                                      300        2,767
     Sale of assets through assumption of related debt        --        4,078


               - See notes to consolidated financial statements -



                                BIG O TIRES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


   1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

   Operations

   The primary business of the Company is to franchise Big O tire retail stores ("Franchisees") and supply those Franchisees with tires, wheels and related replacement automotive parts. As a Franchisor, the Company is active in promoting certain programs and sales techniques to its Franchisees. On a limited basis, the Company also engages in site selection and real estate development for franchised retail stores, and also owns and operates a limited number of retail stores. Franchisees are located primarily in the Midwest and Western United States.

   Under a Franchise Agreement, the Company grants the right to operate a retail tire store using the Big O trademarks, service marks and associated logos and symbols in exclusive marketing territories. Depending on certain qualifications, the initial franchise fee ranges from $7,000 to a maximum of $21,000. Assignment or transfer of a Franchise Agreement provides a transfer fee of up to $21,000. Initial franchise fees are deferred and recognized when all material services or conditions relating to the sale or transfer of the franchise have been substantially completed. Franchisees also pay the Company a continuing royalty fee of 2% of the Franchisees' monthly gross sales as that term is defined in the Franchise Agreement. Continuing royalty fees are recognized when the fees are earned and become receivable from the Franchisee. The initial franchise and royalty fees included in sales were $7,068,000 and $6,772,000 for 1995 and 1994, respectively. The Franchise Agreement also allows for the Company to collect a 1% fee to be used for national advertising; however, this fee is currently limited to $.10 for each Big O brand tire purchased from the Company.

   One member of the Company's Board of Directors had ownership of or interests in twenty-eight (28) Big O Retail Stores in 1995 and thirty-one
   (31) Big O Retail Stores during 1994. One officer had ownership interests in two (2) Big O Retail Stores in 1995 and 1994 and two officers each had an ownership interest in a Big O Retail Store in 1995 and 1994. Sales to these stores were approximately $6,948,000 and $9,372,000 during 1995 and 1994, respectively. These sales were made under the same terms and conditions as those with unrelated parties. As of December 31, 1995 and 1994, outstanding accounts and notes receivable from these stores totalled $959,000 and $803,000, respectively. The Company has also provided equipment lease guarantees to certain of these stores totalling $327,000 at December 31, 1995.


   Significant Accounting Policies:

   Consolidation and Reclassifications -

   All significant majority-owned subsidiaries are consolidated and all significant intercompany transactions are eliminated. Certain reclassifications have been made to 1994 financial information to make the presentation consistent with that of the current year. These reclassifications had no impact on net income.





   Estimates -

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used by management in the preparation of these financial statements include, but are not limited to, the valuation of accounts receivable, the carrying value of inventories, the useful lives and recoverability of property, plant and equipment, the valuation of distribution rights and future warranty costs.

   Cash -

   Cash and cash equivalents include time deposits, certificates of deposit and marketable securities with original maturities of three months or less.

   At December 31, 1994 cash in the amount of $4,228,000 was restricted for use by the Company for the acquisition of the Las Vegas distribution center which was under construction. The distribution center was completed in February 1995.

   Inventories -

   Inventories consist of finished goods only. New and recapped tire inventories of Big O Tire of Idaho, Inc. ("Idaho"), a subsidiary of the Company, and the inventories purchased pursuant to the November 1988 Louisville, Kentucky merger, are valued at the lower of last-in, first-out ("LIFO") cost or market. All other inventories are valued at the lower of first-in, first-out ("FIFO") cost or market. Inventories of $4,472,000 and $4,657,000 at December 31, 1995 and 1994, respectively, are valued at LIFO. Under the FIFO method of inventory valuation, these inventories would have been approximately $9,000 and $44,000 higher at December 31, 1995 and 1994, respectively.

   Retail Stores Under Development -

   Costs associated with developing real estate into retail stores are capitalized and carried at the lower of each project's capitalized cost or its net realizable value.

   Property, Plant and Equipment -

   Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line and double declining balance methods over estimated useful lives of the assets ranging from three to 40 years.

   Ordinary maintenance and repairs are charged to operations, while expenditures which extend the physical or economic life of property and equipment are capitalized. Gains and losses on disposition of property and equipment are recognized in operations in the year of disposition and the related asset and accumulated depreciation accounts are adjusted accordingly.





   Intangible Assets -

   Distribution rights, which represent the excess purchase cost over the fair market value of net assets acquired in certain mergers and acquisitions are capitalized and are being amortized by charges to operations on a straight line basis over 40 years. On a quarterly basis, management reviews the carrying value of the Company's intangible assets for impairment and adjusts the carrying value and/or amortization periods of such assets whenever events or circumstances warrant.

   Warranty Reserve -

   The Company maintains a reserve for future warranty claims on Big O brand tires based on historical experience.

   Earnings Per Share -

   Earnings per share is computed using the weighted-average number of outstanding shares during each period presented. Inclusion of common stock equivalents would not have a material effect on the computation.

   2.  JOINT  VENTURES:

   In August 1992 the Company sold its interest in a joint venture involving a wholly owned subsidiary, Big O Distributors, Inc. ("Distributors") and received a five-year promissory note for $231,000 in exchange for its interest. The Company incurred a loss of approximately $73,000 on the sale. Although the buyer, Aspen Enterprises, Inc., is now primarily responsible for obligations under the building lease, Distributors remains contingently liable through 1996 for up to $131,000 in future rentals if the joint venture defaults. These future rents are not included in the future minimum rental payments disclosed in Note 7.

   Prior to 1992 the Company and one of its subsidiaries, Big O Development, Inc. ("Development"), entered into three separate joint venture agreements with independent parties for the purpose of developing real estate sites for Big O Retail Stores. The Company accounts for its 50% investment in these joint ventures using the equity method. During 1993, the Company acquired the remaining 50% interest in one of the joint ventures at a cost of $266,000. The joint venture was then liquidated and the net assets were transferred to Development. At December 31, 1995 and 1994, $499,000 and $573,000, respectively, were recorded as investments in these joint ventures including $45,000 in pretax loss for 1995 and $ 9,000 in net pretax income for 1994.

   In 1993 and 1992, the Company and one of its subsidiaries, Big O Retail Enterprises, Inc., entered into separate joint venture agreements with five of its franchisees to operate retail stores in Arizona, California, Colorado, and Wyoming. Generally, the Company contributed inventories in the amount of $55,000 and guaranteed certain financing arrangements in exchange for a 50% interest in each joint venture.






   3.  SALES AND CLOSURES OF RETAIL STORES:

   The Company accrued $547,000 and $1,106,000 in 1995 and 1994, respectively, to cover estimated closing and future lease costs associated with the sale or closure of company-owned retail stores and the closure of Franchisee retail stores. Three franchisee retail stores were closed in 1995 and four in 1994, respectively, in which the Company had guaranteed the franchisees' lease agreements. Five company-owned retail stores were either closed or sold in 1994. No company-owned retail stores were sold or closed in 1995.



   4.  NOTES RECEIVABLE:


   Notes receivable at December 31, 1995 and 1994, consisted of the following:

                                                    1995        1994
                                                     (in thousands)

   6.0% to 12.0% notes receivable from
   franchisees from the sale of Company-
   owned retail stores, substantially
   all of which are collateralized by
   inventories, equipment, receivables
   and franchise rights, due in monthly
   installments plus interest (see Note 3).           $  579      $1,432

   8.0% to 11.25% notes receivable from
   franchisees, for inventories and equipment,
   substantially all of which are also
   collateral, due in monthly installments
   plus interest.                                      2,075       1,599


   6% note receivable due from a vendor for
   returned inventories, which are also
   collateral, due in monthly installments
   plus interest.                                         --         187

   9.25% to 10% notes receivable from sale
   of real properties, collateralized by
   said properties, due in monthly
   installments plus interest.                           293         494

   Other - primarily 8% to 11% notes
   receivable from various entities, majority
   are without collateral, maturing at
   various dates.                                        224         214
                                                       3,171       3,926
                 Less current portion                    515         733
                 Long-term portion                    $2,656      $3,193





   5.  LONG-TERM DEBT:
   Long-term debt at December 31, 1995 and 1994, consisted of the following:

                                                     1995         1994
                                                       (in thousands)
   Prime rate (8.5% at December 31, 1995)
   revolving credit agreement,
   collaterized by receivables and
   inventories, with a maximum borrowing
   of up to $20,000,000 (limited to a
   portion of eligible collateral and
   further reduced by the amount of any
   outstanding letters of credit issued
   by the lender on behalf of the
   Company). (a)                                     $2,650     $   --

   Prime rate plus 1/2% revolving
   credit loan, with an annual facility
   fee of $19,000, replaced by a new
   credit facility on January 23, 1995.                  --       2,985

   8.71% senior loan, collateralized
   by certain real estate, interest
   only due in quarterly installments
   through July 1998, then principal
   due in quarterly installments of
   $333,000 plus interest through
   May 2004.                                          8,000       8,000

   Prime rate credit loan, without
   collateral, due in monthly
   principal installments of $125,000
   plus interest through September
   1996, and $135,000 plus interest
   through October 1997, balance due
   November 1997. (b)                                 2,945       4,355

   Prime rate mortgage loan,
   collateralized by deed of trust,
   due in monthly installments of
   $8,000 including interest through
   September 2001.                                    1,367       1,475

   Prime plus 2.25% mortgage loan,
   collateralized by a deed of trust,
   due in monthly installments of
   $4,000 through July 2004.                            406         412

   8.0% mortgage loan, paid in January 1995.            --          312

   8.0% mortgage loan, paid in April 1995.              --          200

   Other                                                --           33
                                                     15,368      17,772
          Less current portion                        1,639       2,033
          Long-term portion                        $ 13,729    $ 15,739





   (a) The amount of borrowing availability for the revolving credit agreement is determined by application of a predefined formula to the collateral base on a monthly basis. The range of permitted borrowings for 1995 was $12,119,000 to $19,500,000.

   (b) Interest rate reductions of up to 2.5% may be earned by meeting certain purchase requirements defined in the lending agreement.

   Management's discretion with respect to certain business matters is limited by financial and other covenants contained in the revolving credit agreement and other loan agreements described above. These covenants, among other things, limit or prohibit the Company from (i) paying dividends on its capital stock, (ii) incurring additional indebtedness,
   (iii) creating liens or selling certain assets, (iv) making certain loans, investments, or guarantees, (v) violating certain financial ratios, (vi) repurchasing shares of its common stock, or (vii) making certain capital expenditures. At December 31, 1995, the Company was in compliance with all of the covenants.

   The annual maturities of long-term debt for succeeding years are as follows (in thousands):


           1996                       $         1,639
           1997                                 1,524
           1998                                 2,760
           1999                                   778
           2000                                 1,446
           Due thereafter                       7,221
                                      $        15,368

   6.  CAPITAL LEASES:

   The Company leases certain equipment and a building under capital lease arrangements. Leased assets under these arrangements at December 31, 1995 and 1994 were as follows (in thousands):

                                                    Accumulated
                                            Cost    Amortization    Net

           1995:
               Building and leasehold
                 improvements              $ 125      $   76      $  49
               Equipment                     144         116         28
                                           $ 269      $  192      $  77
           1994:
               Building and leasehold
                 improvements              $ 125      $   70      $  55
               Equipment                     144          89         55
                                           $ 269      $  159      $ 110






   At December 31, 1995, future minimum lease commitments under these leases for succeeding years were as follows (in thousands):
                    1996                              $   70
                    1997                                  58
                    1998                                  34
                    1999                                  34
                    2000                                  34
                    Due thereafter                        92
                    Total minimum lease payments         322
                    Less amount representing interest    155
                    Present value of net minimum
                     lease payments                      167
                    Less current portion                  36
                    Long-term portion                    131

   7.  OPERATING LEASES:

   The Company's operating leases are primarily for real property. Rental expense for the years ended December 31, 1995 and 1994 were $968,000 and $1,218,000, respectively, after deducting sublease income of $1,740,000 for 1995 and $1,571,000 for 1994.

   Future minimum rental payments required under these leases for succeeding years are as follows (in thousands):

                    1996                      $ 3,613
                    1997                        3,295
                    1998                        2,893
                    1999                        2,337
                    2000                        1,999
                    Due thereafter              5,920
                                               20,057
                    Less sublease income       10,100
                                              $ 9,957

   The Company is contingently liable for future rentals on a building lease currently occupied by a former joint venture partner (See Note 2). In the event of a default, the Company remains liable for up to $131,000 in future rentals. These future rents are not included in the future minimum rental payments above.

   Certain lease agreements provide the Company with the option to purchase the leased property at its fair market value at the end of the lease term. Additionally, certain lease agreements contain renewal options ranging from five to fifteen years with terms similar to the original lease agreements.

   In November 1988 the Company received a distribution of its interest in the Ontario, California distribution center from the limited partnership and subsequently sold its interest to an unrelated third party. As part of this transaction, the distribution center's ten year lease was also transferred, resulting in a sale-leaseback. The Company's share of the gain on the sale of the property is being deferred and amortized over the remaining lease term.



   8.  INCOME TAXES:

   The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) as of January 1, 1993. SFAS No. 109 is an asset and liability approach that, among other provisions, requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments or changes in the law or rules.

   The tax effects of temporary differences which give rise to the deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows (in thousands):

                                         1995           1994
   Deferred Tax Assets:
     Allowance for doubtful
        accounts not currently
        deductible                       $ 548         $  325
     Inventory reserves not
        currently deductible                --            198
     Inventory basis
        differences                         76             44
     Accruals not currently
        deductible                         334            208
     Warranty reserves not
        currently deductible             1,678          1,499
     Other reserves not
        currently deductible               347            474
     Compensation under stock
        option plan not currently
        deductible                         266            207
     Differences between book and
        tax recognition of gain on
        sales of property                   48             93
     Property and equipment basis
          differences                        7             --
     Investment basis
         differences                        45            106
                                    $    3,349        $ 3,154




                                           1995         1994

   Deferred Tax Liabilities:
     Prepaid expenses deductible
       for tax purposes                    $ 196       $  216
     Accelerated tax depreciation
       and amortization                      314          604
     Property and equipment basis
       differences                           156           43
     Intangible assets not
       currently deductible                   --          165
     Inventory basis differences              29           --
                                        $    695      $ 1,028


   Net deferred tax asset               $  2,654      $ 2,126
   Non-current deferred tax
     liability                                --           --
   Current deferred tax asset           $  2,654       $2,126



   The following is a summary of the income tax provision for the years ended December 31, 1995 and 1994 (in thousands):

                                          1995          1994

   Currently payable                    $ 1,677        $ 2,197
   Deferred expense                        (528)          (361)
   Tax benefit of exercise of
     stock options                           32            114
   Total income tax provision           $ 1,181        $ 1,950



   A reconciliation of the provision for income taxes to the statutory Federal tax rate of 34% on income before income taxes is as follows (in thousands):

                                          1995           1994

   Tax at statutory rate                 $  926         $1,578
   State taxes, net of Federal
    tax benefit                             141            248
   Depreciation and amortization
    not deductible for tax
    purposes                                 91             91
   Other                                     23             33
                                         $1,181         $1,950





   9.  EMPLOYEE STOCK OWNERSHIP PLAN:

   The Company has an employee stock ownership plan ("ESOP") in which all non-retail employees, 18 years of age or older and having 1,000 hours of service in a fiscal year, are eligible to participate. The ESOP generally provides for 20% vesting after three years of service with an additional 20% each year of service thereafter, until a participant is 100% vested. Annual contributions are at the discretion of the Board of Directors, subject to the ESOP provision that the Company is required to make contributions equal to principal and interest payments on debt issued by the ESOP to acquire securities. Contributions recorded in 1995 and 1994 were $255,000 and $357,000, respectively.

   In 1991, the ESOP purchased 461,008 shares of the Company's $.10 par value common stock from four of the Company's shareholders at market value in exchange for cash and notes. In 1993, the ESOP refinanced the remaining three notes with a new note payable in five annual installments of principal and interest fixed at 9.0%. The Company's financial statements at December 31, 1995 and 1994 reflect the ESOP's obligations as a liability and a corresponding reduction of shareholders' equity.

   10.  SHAREHOLDERS' EQUITY:

   Shareholder Rights Plan -

   In August 1994, the Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of the Company's common stock. Each right entitles the shareholder to purchase from the Company one share of the Company's common stock at a discounted price (which varies depending upon the circumstances, determined according to the plan). The rights are not and will not become exercisable unless certain change of control events occur. None of the rights are exercisable as of December 31, 1995.

   Stock Option Plans -

   In August 1988 the Company adopted the Big O Tires, Inc. Director and Employee Stock Option Plan (the "Option Plan") which allows the Company's directors and employees to forego a portion of their compensation in order to acquire options for the purchase of the Company's common stock in accordance with the provisions of the Option Plan. Options are granted to the participants on January 1 of each year, in an amount equal to the foregone compensation divided by 90% of the fair market value of the Company's $0.10 par value common stock. The remaining 10% of the fair market value then becomes the exercise price of the options. The options are exercisable one year after the grant date and expire ten years after grant. The Option Plan was terminated by the Board of Directors at a meeting held in December 1995. Options previously granted pursuant to the Option Plan remain exercisable until exercised or forfeited. No new options will be granted pursuant to the Option Plan after 1995.




   In June 1991 the Company adopted the Big O Tires, Inc. Long Term Incentive Plan (the "Incentive Plan") which allows the Company to make long-term awards of stock options and restricted stock grants to selected officers and employees of the Company and to make long-term awards of stock options to selected directors of the Company. The stock options are generally not exercisable for at least three years following their award date and awards of restricted common stock are subject to vesting requirements. The fair market value of the shares of stock at the grant date ($472,000) was recorded as deferred compensation and is included as a deduction from shareholders' equity. This amount is amortized as compensation expense as the shares vest to the recipients.

   Stock option transactions for the years ended December 31, 1995 and 1994 are as follows:

                                  1995                     1994
                          Exercise                  Exercise
                           Price       Options       Price       Options


   Options outstanding
    at beginning of
    year                 $ .32 - 15.44  226,347   $ .32 - 12.25    203,974

   Granted                        1.63    4,943    1.48 - 15.44     53,213

   Exercised               .32 - 12.25  (14,982)    .32 - 12.25    (30,735)

   Expired                                   --            1.06       (105)

   Options outstanding
    at end of year         .32 - 15.44  216,308     .32 - 15.44    226,347

   Options exercised
    at end of year         .32 -  5.16  116,894     .32 - 12.25     77,025



   11.  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN:

   Effective January 1, 1994, the Company adopted a supplemental executive retirement plan ("SERP") which is maintained for the purpose of providing deferred compensation for a select group of highly compensated employees. The 1994 contribution to the SERP was $11,000 and was determined by multiplying the Board approved ESOP contribution rate by the ESOP qualified compensation exceeding $150,000. This plan is unfunded and the contribution was made only for 1994. No contribution was made for 1995.


   12.  COMMITMENTS AND CONTINGENCIES:

   During 1992, the Company entered into an agreement with a lender to provide equipment, inventory and real estate financing to various joint ventures in which the Company was a 50% joint venture partner. The agreement required the Company and the other joint venture partners to guarantee repayment of the loans. This agreement was terminated in August 1995.



   The Company previously entered into two separate equipment leasing programs for its franchisees with two equipment leasing companies. The Company entered into agreements with these leasing companies which require the Company to pay up to $1,000,000 and $500,000, respectively, under certain franchisee contract defaults. These commitments are collateralized by the leased equipment. In addition, the Company entered into a similar leasing program with another equipment leasing company which does not require a financial guarantee, but does require the Company to assist in the re-marketing of the leased equipment, if necessary.

   In December 1989 the Company also entered into an agreement with an independent franchise finance company to provide financing to its Franchisees for inventories and equipment. This agreement requires the Company to guarantee payment of up to $750,000 under certain franchisee contract defaults. This commitment is collateralized by the inventories and equipment which have been financed and franchise rights.

   In 1995 and 1994, the Company sold certain notes receivable which had remaining principal balances of $1,014,000 and $2,962,000, respectively, plus accrued interest, to an investor. In connection with the sale of these notes, the Company executed an Ultimate Net Loss Agreement which limits the Company's guarantee for payment of these notes to fifty percent of the aggregate unpaid balance of the purchased notes at the end of each prior year. No gain or loss was recorded in connection with the sale of these notes.

   At December 31, 1995 and 1994, the Company had no post-retirement or post employment benefits which would require recognition or disclosure under the provisions of SFAS No. 106 and No. 112, respectively.


   13.  FINANCIAL GUARANTEES AND CREDIT RISK:

   The Company has provided financial guarantees associated with franchisee financing and real estate leases for its Franchisees. The guarantees were issued in the normal course of business to meet the financing needs of the Company and its Franchisees. However, these financial guarantees represent additional credit risk in excess of the amounts which are already reflected in the balance sheet as of December 31, 1995.

   The Company's maximum exposure to credit loss in the event of nonperformance by the beneficiaries of the financial guarantees at December 31, 1995 is represented by the contractual amount of the guarantees as indicated below (in thousands):

                    Mortgage loan guarantees           $ 2,730
                    Franchisee financing guarantees      8,097
                    Franchisee real estate lease
                         guarantees                      4,874
                         Total                         $15,701

   The financing and lease guarantees are conditional commitments issued by the Company to guarantee the repayment of amounts which are owed to third parties by certain of its Franchisees and joint ventures. Most of the financing and lease guarantees extend for more than five years and expire in decreasing amounts through 2002.




   The credit risk associated with these guarantees is essentially the same as that involved in extending loans to the Company's Franchisees or partners. The Company evaluates each Franchisee's creditworthiness on an individual basis, and it is the Company's policy to require that sufficient collateral (primarily inventories and equipment) and security interests be obtained by the third parties in connection with the financing and lease obligations (except for real estate obligations) for which the guarantees are issued. There are no cash requirements associated with these guarantees except in the event that an actual financial loss is subsequently incurred by the Company in connection with these guarantees.

   14.  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

   Although the Company has franchised and Company-owned retail stores located in 18 states, approximately 38% of these stores are located in the State of California, and nearly 28% of the Company's sales were made to the California retail stores. In addition, all of the Company's operations and identifiable assets are attributable to the wholesale and retail marketing of tires and other automotive aftermarket products primarily to franchised, Company-owned and Canadian licensed retail stores. Accordingly, the Company's receivables and its guarantees of obligations are concentrated within a single industry segment and a significant portion of its credit risk is also concentrated within a single state.

   At December 31, 1995, the Company had receivables and financial guarantees associated with six of its Franchisees totalling $7,320,000. Of that total, approximately $3,960,000 was associated with one of its Franchisees.

   15.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

   The following disclosure of the estimated fair value of the Company's financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                      Carrying      Estimated
                                       Amount       Fair Value
                                           (in thousands)

        Assets:
           Cash and cash
             equivalents              $ 1,094        $ 1,094
           Receivables                 12,668         12,668

        Liabilities:
           Long-term debt             $15,368        $15,564
           Other long-term
             liabilities                1,337          1,292




   The estimation methodologies utilized by the Company in determining fair value are summarized below:

   Cash and cash equivalents: The carrying amount is a reasonable estimate of fair value.

   Receivables:  The carrying amount is a reasonable estimate of fair value.

   Long-term debt: The fair value of the Company's long-term debt is estimated by discounting the estimated future cash payments using the Company's incremental borrowing rate at December 31, 1995.

   Other long-term debt: The fair value of the Company's other long-term liabilities is estimated by discounting the estimated future cash payments using the Company's incremental borrowing rate at December 31, 1995.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


   16.  LITIGATION:

   As a franchisor and wholesale distributor, the Company licenses the use of its trade names, service marks and trademarks to the Company's Franchisees and other licensees and distributes tire products manufactured by the Company's suppliers ("Suppliers") under the Company's trade names and trademarks. As a result, the Company has been named as a defendant in a number of lawsuits alleging negligent acts and/or omissions by the Company's Franchisees or alleged defective workmanship and/or materials of the products produced by the Suppliers. As of December 31, 1995, there were forty-two such lawsuits pending in which the Company was named as a defendant. Of those forty-two lawsuits, only five directly involve the Company. The other thirty seven involve Franchisees of the Company or alleged tire failures of the Company's Suppliers. In most of the forty-two lawsuits in which the Company is named as a defendant, the claims for damages are not specific. The Company believes that it is reasonably possible that a judgment may be rendered against the Company in one or more of these lawsuits but the Company is unable to estimate the amount of any such possible judgments. Over the past five years, the judgments that have been rendered against the Company and settlements made by the Company in lawsuits similar to the forty-two lawsuits have not resulted in material losses to the Company. Therefore, based upon such history, the Company does not believe that it will suffer any material loss as a result of the forty-two lawsuits pending against the Company as of December 31, 1995.




   The Company requires that both its Franchisees and Suppliers indemnify and protect the Company against claims resulting from the alleged negligent acts and/or omissions of the Franchisees and the alleged defects in workmanship and/or material of its Suppliers. In addition, the Company carries its own insurance. The forty-two lawsuits referred to above are being defended by attorneys who have been retained by the applicable insurance companies and the Company is not actively involved in the defense thereof. Historically, the Company has been able to rely upon its Franchisees and Suppliers and their insurance carriers to defend, protect and indemnify the Company against such types of lawsuits. Accordingly, even if a judgment is rendered against the Company in any of these lawsuits, because of the insurance and indemnities described above, management does not believe that the Company will incur any loss as a result of any such judgment.

   The Company is also a defendant in three additional lawsuits which are incidental to the Company's business and for which the Company does not believe it is liable, but which are not covered by insurance. Thus the Company is directly and actively involved in its own defense and has sufficient information to form a judgment on the likely outcome and exposure of such cases. Based on this analysis, the Company believes that the ultimate outcome of these cases will not have a material effect on the Company's financial statements.

   The Company previously reported the pendency of two class action lawsuits naming the Company and its nine directors as defendants (Knopf vs. Big O Tires, Inc., et al. and Zucker, et al. vs. Big O Tires, Inc., et al., Second Judicial District Court of the State of Nevada, County of Washow). By motion filed by plaintiffs' counsel , both actions were dismissed without prejudice by the Court on March 31, 1995.


   17.  SUBSEQUENT EVENT:

   On March 14, 1996, the Company signed a letter of intent with TBC Corporation ("TBC"), a Tennessee based marketer and distributor of tires and other aftermarket automotive parts, under which TBC will acquire all of the outstanding shares of the Company's common stock for $16.50 per share, subject to possible reductions based on a final tabulation of transaction costs and other expenses. The consummation of the transaction is subject to certain conditions including the execution of a Definitive Merger Agreement by April 15, 1996, unless extended; the Company and TBC complying with any required regulatory filings; the execution of employment agreements between TBC and certain officers of the Company; TBC obtaining financing for the transaction; extensions of certain franchise agreements expiring prior to 2001; and the approval of the merger by the Company's shareholders.






   Independent Auditors' Report

   To the Shareholders and Board of Directors of
      Big O Tires, Inc.
   Englewood, Colorado


   We have audited the accompanying consolidated balance sheets of Big O Tires, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



   /s/ Deloitte & Touche LLP


   DELOITTE & TOUCHE LLP


   Denver, Colorado
   March 14, 1996






                                BIG O TIRES, INC.

                           CONSOLIDATED BALANCE SHEET

                                (In thousands)

                                     ASSETS



                                                               March 31,
                                                                 1996
                                                              (Unaudited)


   CURRENT ASSETS:
         Cash and cash equivalents                             $    546
         Trade accounts receivable, net of
          allowance for doubtful accounts                        10,196
         Other receivables                                          981
         Current portion of notes receivable                        585
         Inventories                                             17,535
         Retail stores under development                          2,343
         Deferred income taxes                                    2,731
         Other current assets                                       420

          Total current assets                                   35,337

   NOTES RECEIVABLE, net of current portion                       3,172

   PROPERTY, PLANT AND EQUIPMENT                                 21,702
         Less accumulated depreciation and
            amortization                                         (5,552)
                                                                 16,150

   INTANGIBLE AND OTHER ASSETS:

         Distribution rights                                      8,730
         Equity in joint ventures and
            unconsolidated subsidiaries                             765
         Other                                                    2,108
                                                                 11,603

         TOTAL ASSETS                                          $ 66,262





                                BIG O TIRES, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (In thousands)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                             March 31,
                                                               1996
                                                            (Unaudited)



   CURRENT LIABILITIES:
         Accounts payable                                     $ 4,898
         Accrued expenses                                       3,000
         Warranty reserve                                       4,475
         Current portion of long-term debt
          and capital lease obligations                         1,705
         Total current liabilities                             14,078

   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
         net of current portion                                12,594

   OTHER LONG-TERM LIABILITIES                                  1,321

   EMPLOYEE STOCK OWNERSHIP PLAN OBLIGATIONS                       --


   SHAREHOLDERS' EQUITY:
         Common stock                                             335
         Capital contributed in excess of par                  15,544
         Retained earnings                                     22,602
                                                               38,481
         Less:  Employee stock ownership
                  plan obligations                                 --
                Deferred stock grant compensation                 (91)
                Treasury stock                                   (121)

                                                               38,269

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $66,262





                                BIG O TIRES, INC.

                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

              (In thousands except for share and per share amounts)


                                                      For the Three Months
                                                       ended March 31,
                                                      1996          1995

   NET SALES:
          Product and franchising                   $29,889       $29,153
          Real estate                                 3,282            --
                                                     33,171        29,153


   COST OF SALES:
          Product and franchising                    22,656        22,413
          Real estate                                 3,291            --
                                                     25,947        22,413

   GROSS PROFIT:
          Product and franchising                     7,233         6,740
          Real estate                                    (9)           --
                                                      7,224         6,740

   EXPENSES, net:
          Selling and administrative                  4,678         4,579
          Product delivery expense                      896           851
          Interest expense                              274           396
          Shareholder proposal expense                  186           321
          Loss on sale or closure of retail stores       85            95
                                                      6,119         6,242

   INCOME BEFORE INCOME TAXES                         1,105           498


   PROVISION FOR INCOME TAXES:
          Current                                       542           248
          Deferred                                      (77)          (39)
                                                        465           209

   NET INCOME                                       $   640        $  289


   EARNINGS PER SHARE                               $   .19        $  .09


   WEIGHTED AVERAGE SHARES AND COMMON
     STOCK EQUIVALENTS OUTSTANDING                3,368,111     3,381,330





                                BIG O TIRES, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         For the three months
                                                            ended March 31,
                                                            1996      1995

   CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income                                        $ 640     $  289
         Adjustments to reconcile net income
          to net cash provided by operating activities:
           Depreciation and amortization                     305        299
           Amortization of intangibles                       103         99
           Other                                             477         52
           Cash flows from changes in working capital       (847)    (3,116)

           Total adjustments                                  38     (2,666)

             NET CASH PROVIDED (USED)
             BY OPERATING ACTIVITIES                         678     (2,377)

   CASH FLOWS FROM INVESTING ACTIVITIES:
         Increase in notes receivable                       (116)        --
         Payments received on notes receivable               144        128
         Proceeds from sales of property and equipment         5         26
         Proceeds from sales of equity investments
           in affiliates                                     143         --
         Equity investments in affiliates                    (28)        (2)
         Purchase of property and equipment                 (138)    (8,420)
         Purchase of retail stores                            --       (122)

             NET CASH PROVIDED (USED)
             BY OPERATING ACTIVITIES                          10     (8,390)


   CASH FLOWS FROM FINANCING ACTIVITIES:
         Borrowings on long-term debt                         --      6,850
         Principal payments on long-term debt
           and capital lease obligations                  (1,236)      (700)
         Other                                                --         78
             NET CASH PROVIDED (USED)
             BY FINANCING ACTIVITIES                      (1,236)     6,228

   NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                (548)    (4,539)

   CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                  1,094      4,882

   CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                                        $ 546     $  343



                                BIG O TIRES, INC.

           UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                                 (In thousands)


                                                   For the three months
                                                      ended March 31,
                                                     1996          1995

   SUPPLEMENTAL DISCLOSURE OF
         CASH FLOW INFORMATION:

         Cash paid during the period for:
           Interest                                  $  306         $ 378
           Income taxes                                 392            --

   SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
         AND FINANCING ACTIVITIES:

         Accounts receivable transferred
           to long-term notes receivable                614           311
         Decrease in employee stock
           ownership plan obligations                   192           269












                                BIG O TIRES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           FOR THE THREE MONTHS ENDED
                             March 31, 1996 AND 1995

                                   (UNAUDITED)


   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

   REFERENCE TO ANNUAL REPORT:

   These financial statements should be read in conjunction with the Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1995, since certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC"). These interim financial statements reflect all adjustments which are, in the opinion of Management, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company for the interim periods. Such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

   SHAREHOLDER PROPOSAL EXPENSE:

   At the Annual Meeting of Shareholders held in June 1994, the shareholders adopted a resolution calling for the Company to engage an investment banker to evaluate all alternatives for enhancing the value of the Company. The cost associated with the implementation of the shareholder proposal was $186,000 and $321,000 for the three months ended March 31, 1996 and 1995, respectively.


   MERGER AGREEMENT:

   Effective April 30, 1996, the Company entered into a definitive merger agreement with TBC Corporation ("TBC"), a Tennessee based marketer and distributor of tires and other automotive aftermarket parts, under which TBC will acquire all of the outstanding shares of the Company's common stock for $16.50 per share, subject to possible reductions based on a final tabulation of transaction costs and other expenses which the Company does not believe will result in material adjustments, if any. The transaction, which has been approved by the Board of Directors of each company, remains subject to certain regulatory approvals and the approval of the stockholders of the Company. Closing of the merger is expected to occur within 60 days from the signing of the definitive merger agreement.




   Effective April 30, 1996, the Company entered into agreements with John E. Siipola, the Chairman of the Company, and with Horst K. Mehlfeldt, the Vice Chairman of the Company, that provide that if the above described merger is consummated, Messrs. Siipola and Mehlfeldt will resign their positions with the Company and will receive lump sum payments of $208,613 and $186,654, respectively, rather than severance pay in accordance with the Company's Executive Management Severance Pay Policy and that the Company would continue to provide medical and dental insurance benefits to Messrs. Siipola and Mehlfeldt and their eligible dependents for fifteen
   (15) months after the effective date of the merger or until they obtain other employment, whichever is earlier. In addition, the Company will repurchase 66,648 units under the Stock Appreciation Rights Agreements of Messrs. Siipola and Mehlfeldt for a total amount of $174,951 each. The agreements also provide that the stock options held by Messrs. Siipola and Mehlfeldt will be repurchased in accordance with the Merger Agreement.


   By its terms, the Merger Agreement puts certain constraints on the Company's conduct of business pending the merger. These constraints provide that neither the Company nor any of its subsidiaries shall take any action except in the ordinary course of business and consistent with past practices, without prior written approval by TBC. The Merger Agreement also provides that approval be obtained from TBC prior to expenditures, contingent liabilities or the acquisition or disposition of assets which exceed $25,000.

   STOCK APPRECIATION RIGHTS:

   In February 1995, the Company's Board of Directors granted Stock Appreciation Rights ("SAR") to each of the three members of the Office of the Chief Executive ("OCE"). Each member of the OCE received a grant of 100,000 share equivalent units, each of which represents an equal undivided interest in the future appreciation in the value of a share of the Company's Common Stock. The SAR agreements provide, subject to certain vesting requirements, that each unit shall entitle each member to receive, in cash only, the difference between the base value (as defined in the agreement) and the market value of a share of common stock on the exercise date. As of March 31, 1996, $216,000 has been accrued pursuant to these agreements, however this amount is subject to adjustment pursuant to the Merger Agreement and agreements with Messrs. Mehlfeldt and Siipola as noted above.

   UNEARNED STOCK COMPENSATION:

   In connection with the restricted stock grants in 1994, unearned stock compensation of $520,000 was recorded which represents the non-vested portion of the restricted stock grants based upon the market price of the stock at the grant date. Compensation expense is being recognized over a vesting period of three to five years in accordance with the provisions of the Big O Tires, Inc. Long Term Incentive Plan ("LTI Plan").






   STOCK-BASED COMPENSATION:

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS") No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

   FRANCHISE AND ROYALTY FEES:

   The Company receives initial franchise fees and continuing royalty fees from its franchised Big O dealers which totalled $1,642,000 for the three months ended March 31, 1996, and $1,557,000 for the three months ended March 31, 1995.

   EARNINGS PER SHARE:

   Earnings per share is computed using the weighted-average number of outstanding shares during each period presented. Common stock equivalents are included but did not have a material effect on the computation.

   LITIGATION:

   As a franchisor and wholesale distributor, the Company licenses the use of its trade names, service marks and trademarks to the Company's franchisees and other licensees and distributes tire products manufactured by the Company's suppliers ("Suppliers") under the Company's trade names and trademarks. As a result, the Company has been named as a defendant in a number of lawsuits alleging negligent acts and/or omissions by the Company's franchisees of alleged defective workmanship and/or materials of the products produced by the Suppliers. As of March 31, 1996, there were 45 such lawsuits pending in which the Company was named as a defendant.
   Of those 45 lawsuits, only three directly involve the Company. The other 42 involve franchisees of the Company or alleged tire failures of its Suppliers. In most of the 45 lawsuits in which the Company is named as a defendant, the claims for damages are not specific. It is possible that a judgment may be rendered against the Company in one or more of these lawsuits but the Company is unable to estimate the amount of any such possible judgments. Over the past five years, the judgments that have been rendered against the Company and settlements made by the Company in lawsuits similar to the 45 lawsuits have not resulted in material losses to the Company. Therefore, based upon such history, the Company does not believe that the Company will suffer any material loss as a result of the 45 lawsuits pending against the Company on March 31, 1996.





   The Company requires that both the Company's franchisees and Suppliers indemnify and protect the Company against claims resulting from the alleged negligent acts and/or omissions of the franchisees and the alleged defects in workmanship and/or materials of its Suppliers. In addition, the Company carries its own insurance. The 42 lawsuits referred to above are being defended by attorneys who have been retained by the applicable insurance companies and the Company is not actively involved in the defense thereof. Historically, the Company has been able to rely upon its franchisees and Suppliers and their insurance carriers to defend, protect and indemnify the Company against such types of lawsuits. Accordingly, even if a judgment is rendered against the Company in any of these lawsuits, because of the insurance and indemnities described above, management does not believe that the Company would incur any loss as a result of any such judgment.


   The Company is also a defendant in seven additional lawsuits which are incidental to the Company's business and for which the Company does not believe it is liable, but which are not covered by insurance. Thus, the Company is directly and actively involved in its own defense and has sufficient information to form a judgment on the likely outcome and exposure of such cases. Based on this analysis, the Company believes that the ultimate outcome of these cases will not have a material adverse effect on the Company's financial statements.













                UNAUDITED PRO FORMA COMBINED FINANCIAL STATMENTS


   The following Unaudited Pro Forma Combined Statements of Income of TBC Corporation ("TBC" or the "Company") for the year ended December 31, 1995 and the three months ended March 31, 1996 and the Unaudited Pro Forma Combined Condensed Balance Sheet of TBC as of March 31, 1996 have been prepared to illustrate the estimated effect of the acquisition by TBC of Big O Tires, Inc. ("Big O"), a Nevada corporation (herinafter referred to as the "Acquisition"). The Unaudited Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had the Acquisition been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.

   The Unaudited Pro Forma Financial Statements have been prepared by management based upon the separate historical consolidated financial statements of TBC and Big O and should be read in conjunction with such historical financial statements and the notes thereto.

   The Unaudited Pro Forma Statments of Income give pro forma effect to the Acquisition and related transactions and include the following as if they were realized during the applicable period:

       (a) Reductions in cost of goods sold resulting from purchasing economies to be extended to the Company by its existing suppliers based on agreements the Company currently has in place;

       (b) Fluctuations in selling and administrative expenses due to changes in the administration of certain functions; and

       (c) Net increase in interest expense to reflect the notes which were issued in order to finance the Acquisition.


   The Company believes that it can complete the steps required to fully realize the benefits reflected in the pro forma adjustments to the Unaudited Pro Forma Statements of Income; however, unanticipated factors may delay the realization of such benefits, and there can be no assurances that such benefits will be realized.





          UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)



   The Unaudited Pro Forma Balance Sheet gives pro forma effect to the Acquisition and related transactions. The Acquisition will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with estimates of their fair values on the date of acquisition. The Unaudited Pro Forma Balance Sheet reflects preliminary estimates of the allocation of the purchase price and is subject to final determination. The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable under the circumstances.
   Consequently, the amounts reflected in the Unaudited Pro Forma Balance Sheet are subject to change, and the final values may differ from these amounts. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position and/or results of operations.












                                TBC CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1996

                                 (In thousands)

                                      ASSETS

                                                                                             Pro Forma
                                                       TBC         Big O Tires,     Purchase
                                                   Corporation         Inc.          Price          Other
                                                   (Historical)    (Historical)   Allocation      Adjustments     Combined
CURRENT ASSETS

 Cash and cash equivalents                         $      -        $      546     $     -      $    (546)  (A)   $      -

      Accounts and notes receivable, less
        allowance for doubtful accounts:
          Related parties                              19,733             -             -            -               19,733
          Other                                        77,204          11,762           -            -               88,966

          Total accounts and notes receivable          96,937          11,762           -            -              108,699

      Inventories                                      55,265          17,535           -            -               72,800

      Retail stores under development                    -              2,343           -            -                2,343

      Deferred income taxes                             2,455           2,731          (477) (C)     -                4,709

      Other current assets                              2,780             420           -            -                3,200

          Total Current Assets                        157,437          35,337          (477)        (546)           191,751


   PROPERTY, PLANT AND EQUIPMENT - NET                 18,712          16,150         1,362 (B)      -               36,224

   INTANGIBLE ASSETS                                    1,037           8,730        16,442 (D)      -               26,209

   OTHER ASSETS                                         7,535           6,045           -            -               13,580

   TOTAL ASSETS                                     $ 184,721        $ 66,262     $  17,327    $    (546)        $  267,764



See accompanying notes to Unaudited Pro Forma Combined Condensed Balance Sheet.



                                 TBC CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1996

                                 (In thousands)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

<CAPTIONS>

                                                                                                             Pro Forma
                                                        TBC          Big O Tires,      Purchase
                                                    Corporation          Inc.            Price           Other
                                                    (Historical)     (Historical)     Allocation      Adjustments        Combined
   CURRENT LIABILITIES
     Outstanding checks, net                        $   8,264        $      -         $     -         $    (546)  (A)   $   7,718

     Notes payable to banks                            48,927               -           (4,404) (E)          -             44,523

     Current portion of long-term debt
       and capital lease obligations                       62           1,705               -                -              1,767

     Accounts payable, trade                           12,071           4,898               -                -             16,969

     Federal and state income taxes payable             1,512             330               -                -              1,842

     Other current liabilities                          4,131           7,145               -                -             11,276

       Total Current Liabilities                       74,967          14,078           (4,404)            (546)           84,095


   LONG-TERM DEBT AND CAPITAL LEASE
     OBLIGATIONS, LESS CURRENT PORTION                    515          12,594           60,000  (E)          -             73,109


   NONCURRENT LIABILITIES                               1,027           1,321               -                -              2,348


   STOCKHOLDERS' EQUITY

     Common Stock                                       2,378             335             (335) (F)          -              2,378

     Additional paid-in capital                         9,543          15,544          (15,544) (F)          -              9,543

     Retained earnings                                 96,291          22,602          (22,602) (F)          -             96,291

     Treasury stock and deferred stock
       grant compensation                                  -             (212)             212 (F)              -              -

         Total Stockholders' Equity                   108,212          38,269          (38,269)              -            108,212


   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 184,721         $66,262         $ 17,327         $   (546)        $ 267,764



See accompanying notes to Unaudited Pro Forma Combined Condensed Balance Sheet.




          NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


        The Unaudited Pro Forma Balance Sheet gives pro forma effect to the Acquisition and related transactions, including the addition of certain Long-Term Debt, as if such transactions had occurred on March 31, 1996. For purposes of the Unaudited Pro Forma Balance Sheet, certain items on the historical balance sheets of TBC and Big O have been condensed.


   (A) Represents reclassification of Big O's net cash from an asset to a liability to reflect the impact of TBC's cash management system and the excess of TBC's Outstanding Checks, Net over the Cash and Cash Equivalents of Big O.

   (B) Represents the estimated net increase in the basis of fixed assets acquired due to the revaluation of assets to fair value.

   (C) Represents the deferred income tax effect of the increase in the basis of fixed assets for financial reporting purposes (Note B), which will result in differences between the financial reporting basis and tax basis of Big O's assets.

   (D) Represents the additional intangible assets attributable to the Acquisition. The estimated intangible assets acquired totaled $25,172,000, equal to the excess of the aggregate purchase price over the estimated fair value of the tangible net assets acquired. Intangible assets of $8,730,000 were previously recorded on the books of Big O.

   (E) The additional Long-Term Debt represents the issuance of Notes to The Prudential Insurance Company of America ("Prudential"). Pursuant to the Note Agreement, TBC issued to Prudential a Series A Senior Note in the Principal amount of $32,500,000 at the rate of 7.55% per annum, a Series B Senior Note in the principal amount of $11,000,000 at the rate of 7.87% per annum, and a Series C Senior Note in the principal amount of $16,500,000 at the rate of 8.06% per annum.

        The Company used the above funds to purchase 3,317,916 shares of Big O common stock at $16.47 per share, a total purchase price of $54,646,000. Total costs incurred by TBC to complete the debt financing were $150,000 and estimated costs for legal, accounting and other professional services were $800,000. The excess of the $60 million in debt incurred to finance the transaction over the purchase price and closing costs was used to reduce the Company's existing short-term borrowings.

   (F)  Reflects the elimination of Big O's net assets.





                                 TBC CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995


                    (In thousands, except per share amounts)





                                             TBC          Big O Tires,              Pro Forma
                                          Corporation        Inc.
                                          (Historical)    (Historical)      Adjustments      Combined

   NET SALES                             $547,785  (A)    $136,633  (C)      $     -        $684,418

   COSTS, EXPENSES AND OTHER:
      Cost of sales                       488,717          105,985  (C)        (5,444) (E)   589,258

      Distribution                         19,461  (A)       9,449  (D)            79  (F)    28,989

      Selling and administrative           14,073           14,373  (D)           771  (G)    29,217

      Interest expense                      3,110            1,441              4,322  (H)     8,873

      Other (income) expense - net         (2,348) (B)       2,661  (C)        (1,812) (I)    (1,499)


        Total Costs, Expenses and Other   523,013          133,909             (2,084)       654,838


   INCOME BEFORE INCOME TAXES              24,772            2,724              2,084         29,580

      Provision for income taxes            9,523            1,181              1,226  (J)    11,930



   NET INCOME                            $ 15,249         $  1,543           $    858       $ 17,650



   EARNINGS PER SHARE                    $    .62                                           $    .72



   WEIGHTED AVERAGE NUMBER OF SHARES
     AND EQUIVALENTS OUTSTANDING           24,683                                             24,683





 See accompanying notes to Unaudited Pro Forma Combined Statements of Income.




                                 TBC CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE THREE MONTHS ENDED MARCH 31, 1996


                    (In thousands, except per share amounts)





                                                        TBC              Big O Tires,                Pro Forma
                                                   Corporation               Inc.
                                                   (Historical)          (Historical)      Adjustments         Combined
   NET SALES                                         $124,005  (A)       $ 29,889  (C)      $     -            $153,894

   COSTS, EXPENSES AND OTHER:
      Cost of sales                                   110,065              22,656  (C)         (1,300) (E)      131,421

      Distribution                                     4,677  (A)           1,974  (D)             20  (F)        6,671

      Selling and administrative                       3,800                3,600  (D)            221  (G)        7,621

      Interest expense                                   574                  274               1,080  (H)        1,928

      Other (income) expense - net                      (577) (B)             280  (C)           (186) (I)         (483)


        Total Costs, Expenses and Other              118,539               28,784                (165)          147,158


   INCOME BEFORE INCOME TAXES                          5,466                1,105                 165             6,736

      Provision for income taxes                       2,077                  465                 169  (J)        2,711


   NET INCOME                                       $  3,389             $    640             $   (4)          $  4,025



   EARNINGS PER SHARE                               $    .14                                                   $    .17

   WEIGHTED AVERAGE NUMBER OF SHARES
      AND EQUIVALENTS OUTSTANDING                     23,837                                                     23,837



See accompanying notes to Unaudited Pro Forma Combined Statements of Income.




           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


        The Unaudited Pro Forma Statements of Income assume that the Acquisition and related transactions, including the issuance of the Notes, occurred on January 1, 1995. For purposes of the Unaudited Pro Forma Statements of Income, certain reclassifications have been made in the historical statements of income for both TBC and Big O, with no effect on previously reported net income. The Unaudited Pro Forma Statements of Income have been prepared assuming retention of all of the Company's and Big O's sales following the Acquisition.


   (A) Net Sales and Distribution expenses for TBC reflect the reclassification of TBC's product delivery expenses to Distribution expenses. Previously, such expenses were reported as a reduction to Net Sales. Net Sales also include fees charged to the Company's distributors, which were previously included in Other Income.

   (B) Other Income/Expense - Net for TBC reflects the reclassification of interest expense to a separate line item.

   (C) Net Sales, Cost of Sales and Other Income/Expense - Net for Big O reflect the reclassification of Big O's real estate sales and cost of sales to Other Income/Expense - Net.

   (D) Distribution expenses for Big O include product delivery expenses, as well as warehousing expenses which were previously included in Selling and Administrative expenses by Big O.

   (E) Pro forma adjustments to Cost of Sales include benefits from the combined purchasing strength of TBC and Big O. The savings reflected represent amounts resulting from incremental purchasing economies arising from the Acquisition and are based on agreements that the Company currently has with suppliers. Management believes that the total annual purchasing savings will be realized in the first year following the Acquisition. The Company is currently involved in numerous discussions with its suppliers and may achieve additional savings which are not reflected in the pro forma adjustments.

   (F) Pro forma adjustments to Distribution Expenses include additional depreciation related to the revaluation of Big O's fixed assets to fair value.






     NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME (CONTINUED)


   (G) Pro forma adjustments to Selling and Administrative expenses for the year ended December 31, 1995 include additional amortization of intangibles of $856,000, additional depreciation of $11,000 and net expense reductions of $96,000 associated with changes in the administration of the companies.

        For the three months ended March 31, 1996, pro forma adjustments to Selling and Administrative expenses include additional amortization of intangibles of $210,000, additional depreciation of $3,000 and additional net expenses of $8,000 associated with changes in the administration of the companies.

        The additional amortization is related to the increase in intangible assets associated with the Acquisition, amortized over an estimated average life of 20 years. The final valuation of the intangible assets has not yet been completed and the actual amortization period may differ from the estimated life used for pro forma purposes. However, management does not believe the differences between the preliminary estimates and the final amortization will have a material impact on the results of operations. The additional pro forma charges for depreciation are associated with the revaluation of Big O's fixed assets to fair value.

        Fluctuations in administrative expenses include the elimination of expenses incurred by Big O for its separate Board of Directors and investor reporting requirements, as well as reductions in executive staffing. Additional expenses are included for TBC in connection with the purchasing and strategic planning functions.

   (H) Pro forma adjustments to Interest Expense for the year ended December 31, 1995 include interest of $4,309,000 on the borrowings required to finance the Acquisition, at an average rate of 7.75%. In addition, $13,000 is included for the amortization of deferred financing costs.

        For the three months ended March 31, 1996, pro forma adjustments to Interest Expense include interest of $1,077,000 on the borrowings required to finance the Acquisition, at an average rate of 7.75%, as well as $3,000 for the amortization of deferred financing costs.

   (I) The pro forma adjustments to Other Income/Expense - Net represents the elimination of non-recurring Big O shareholder proposal expense.

   (J) The Provisions for Income Taxes were made after considering the non-deductible nature of the additional amortization of intangible assets and depreciation of fixed assets. In addition, as a result of the Acquisition, the statutory Federal income tax rate applied to Big O's taxable earnings will increase from 34% to 35%.





                                  EXHIBIT INDEX

                                                                     Page


   Exhibit No. and Description:

   (2) Plan of acquisition, reorganization, arrangement, liquidation or succession.

         2.1  Agreement and Plan of Merger, dated as
              of April 30, 1996, by and among TBC
              Corporation, TBCO Acquisition, Inc.,
              and Big O Tires, Inc.........................            *


   (4) Instruments defining the rights of security holders, including indentures.

         4.1  Note Purchase and Private Shelf Agreement,
              dated July 10, 1996, between TBC
              Corporation and The Prudential Insurance
              Company of America..........................              *

         4.2  Series A, Series B, and Series C Senior
              Notes, dated July 10, 1996, issued by
              TBC Corporation pursuant to the Note
              Purchase Agreement filed as Exhibit 4.1.....              *

   (23)   Consents of experts and counsel.

          23.1 Consent of Deloitte & Touche LLP to the
               incorporation into certain S-8 registration
               statements of TBC Corporation, of Deloitte
               & Touche LLP's report on the consolidated
               financial statements of Big O Tires, Inc.
               at and for the years ended December 31,
               1995 and 1994...............................             45










   *     Indicates Exhibit was previously filed with the Commission.





                                                                  EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


   We consent to the incorporation by reference in Registration Statement No. 33-43166 and Post-Effective Amendment No. 1 to Registration Statement No. 2-97888 of TBC Corporation on Forms S-8 of our report dated March 14, 1996 on the consolidated financial statements of Big O Tires, Inc. for the years ended December 31, 1995 and 1994, appearing in the Form 8-K/A of TBC Corporation to be filed on or about September 23, 1996.



   /s/ Deloitte & Touche LLP


   DELOITTE & TOUCHE LLP


   Denver, Colorado
   September 20, 1996










